Exhibit 99.1

Robert Park Joins Dolby Laboratories as Chief Financial Officer

Seasoned Executive Brings Decades of Financial and Business Leadership to Dolby

SAN FRANCISCO – October 15, 2021 – Dolby Laboratories, Inc. (NYSE:DLB), a leader in immersive entertainment experiences, today announced the appointment of Robert Park, a global finance leader with a track record of guiding companies through growth, as its Senior Vice President and Chief Financial Officer.

Robert will lead Dolby’s global finance organization building on the company’s strong financial position. As previously announced, Lewis Chew, the company’s Chief Financial Officer since 2012, will support this leadership transition and retire at the end of the calendar year.

“Throughout Robert’s career he has implemented financial strategies to accelerate decision making, navigate changing landscapes and help companies achieve their near-and long-term objectives, all while delivering operational excellence and accountability,” said Kevin Yeaman, President and CEO of Dolby Laboratories. “I’m confident that Robert’s leadership combined with his financial and business expertise will support our company’s next phase of growth.”

“Dolby is enabling a growing number of experiences for people around the world,” said Robert Park, SVP and Chief Financial Officer Dolby Laboratories. “As the company expands how people can have Dolby experiences, it’s an incredible opportunity to design the financial strategies that will enable future revenue growth and deliver shareholder value.”

Most recently, as Chief Financial Officer of BlueJeans, Robert played a key role in shaping and executing on the cloud platform’s growth strategy. During his tenure, the company delivered improved operating margins which ultimately led to the 2020 acquisition by Verizon.

Throughout Robert’s career, including BlueJeans, Chegg Inc., and PayPal, he’s developed and led teams that collaborate with multiple business units to create financial strategies across key business drivers - from sales productivity and marketing program efficacy to product and development prioritization to facilitated business alignment - to enable the delivery of top-line growth and improved profitability.

In accounting and leadership roles at Ernst & Young, where he served numerous technology clients, and McKesson Corporation Robert delivered operational excellence and accountability.

Robert earned his degree in Business Administration with a concentration in accounting from California Polytechnic State University, San Luis Obispo.

About Dolby Laboratories

Dolby Laboratories (NYSE:DLB) is based in San Francisco with offices around the globe. From movies and TV shows, to apps, music, sports, and gaming, Dolby transforms the science of sight and sound into spectacular experiences for billions of people worldwide. We partner with artists, storytellers, developers, and businesses to revolutionize entertainment and communications with Dolby Atmos, Dolby Vision, Dolby Cinema, and Dolby.io.

Dolby, Dolby Atmos, Dolby Vision, Dolby Cinema, Dolby.io, and the double-D symbol are among the registered and unregistered trademarks of Dolby Laboratories, Inc. in the United States and/or other countries. Other trademarks remain the property of their respective owners.

Media Contact

Natalia Sandin

Dolby

Natalia.Sandin@dolby.com

650-201-8814